EXHIBIT 10.1
HAIGHTS CROSS COMMUNICATIONS, INC.

TRANSACTION BONUS PLAN
Article 1. Purpose
     The Haights Cross Communications, Inc. Transaction Bonus Plan (the “Plan”) is intended to reward selected employees of Haights Cross Communications, Inc. (the “Company”) and certain of its subsidiaries and/or Business Units who continue to provide services to the Company until the consummation of a sale or sales of all the Company’s various Business Unit’s capital stock, LLC membership interests and/or substantially all of its assets and to reward their contributions towards maximizing a Business Unit’s Sales Proceeds (as defined below).
Article 2. Definitions.
     (a) “Acquisition Agreement” means one or more definitive purchase agreements between the Company and the acquirer to acquire either its capital stock, LLC membership interests and/or substantially all of its assets, and/or agreements to acquire the capital stock, LLC membership interests or substantially all of the assets of a Business Unit.
     (b) “Board” shall mean the Board of Directors of the Company.
     (c) “Business Unit” shall mean one of the Company’s subsidiaries and/or divisions including the following: Oakstone Publishing, Recorded Books, Sundance/Newbridge and Triumph Learning/Buckle Down/Options Publishing.
     (d) “Cause” shall have the meaning set forth in the employment or severance agreement, if any, between the Company and the Participant; provided that if no agreement containing such definition is in effect, then “Cause” shall mean the Board’s determination of the following: (i) the willful failure or refusal of such Participant to perform his or her duties with the Company; (ii) willful misconduct that has a material adverse effect to the Company; (iii) the Participant has any unauthorized contact or communication with a prospective buyer of any Business Unit without authorization of Company or Board; (iv) conviction, indictment or plead of nolo contendre by Participant of a felony; (v) Participant has committed fraud, embezzlement, theft, or misappropriation against or from the Company; or (vi) alcohol or drug abuse which adversely affects the performance of the Participant’s duties. The Board shall determine in reasonable good faith whether any of the events or actions described herein have occurred and provide Participant of written notification of such determination within ninety (90) days following the Company’s knowledge of its existence and Participant shall have thirty (30) days to cure the act or behavior.

     (e) “Closing Date” shall mean the date upon which the sale of Company and/or a Business Unit has been consummated and the Company has received Sales Proceeds contemplated to be received on such Closing Date.
     (f) “Code” means the Internal Revenue Code of 1986, as amended.
     (g) “Company” has the meaning set forth in Article 1 of the Plan.
     (h) “Committee” shall mean one or more committees or subcommittees of the Board delegated to act on behalf of the Board. If so delegated, all references in the Plan to the “Board” shall mean such Committee or the Board.
     (i) “Disability” means physical or mental incapacity qualifying the Participant for long-term disability under the Company’s long-term disability plan.
     (j) “Good Reason” shall mean the existence or occurrence of one or more of the following conditions or events: (i) a material diminution in the Participant’s base salary or bonus opportunity if the Board has approved a bonus plan for such fiscal year; or (ii) a material adverse change in geographic location at which the Employee must provide services to the Company. Good Reason shall not exist, unless the Participant has provided written notice to the Company within ninety (90) days of the initial existence of the Good Reason condition(s), describing the condition(s) in specific and adequate detail, and the Company has had thirty (30) days to cure such condition(s) after the date on which the Participant has given such notice to the Company.
     (k) “Participant” means each employee of the Company who is listed on Schedule A hereto. A Participant will be assigned to a particular Business Unit as described on Schedule A, which assignment may be amended by the Board in its sole discretion to reflect any consolidation of one or more Business Units.
     (l) “Participant Bonus Letter” shall mean a personalized letter to be received by each Participant outlining the specific provisions of the Plan unique to such Participant, including but not limited to Business Unit’s Sale Proceeds goals and such Participant’s Transaction Incentive Bonus opportunity at various levels of Sale Proceeds.
     (m) “Plan” means this Transaction Bonus Plan.
     (n) “Sale Proceeds” shall mean with respect to a Business Unit an amount equal to (i) the aggregate cash proceeds or fair market value of property received for its LLC membership interests or capital stock or (ii) with respect to a sale of assets, the aggregate cash proceeds or fair market value of property received, including any assumption of indebtedness for borrowed money, both (i) and (ii) including any escrow amount or holdback withheld by the purchaser, and both (i) and (ii) adjusted for any net working capital adjustment which may affect the aggregate cash proceeds received by the Company; provided, however, for purposes of determining Sales Proceeds, no value will be attributable to any contingent payments, such as an earn-out, until such amount is actually paid to the shareholders of the Company.

     (o) “Transaction” means one or more sales of the Company’s and/or Business Unit’s capital stock, LLC membership interests and/or substantially all of their assets.
     (p) “Transaction Incentive Bonus” means the bonus for which a Participant is eligible pursuant to Article 5 of the Plan and their Participant Bonus Letter.
Article 3. Effective Date of Plan.
     This Plan is effective as of October 1, 2007, provided, however, that with respect to each Participant, if one or more definitive Acquisition Agreements have not been executed prior to December 31, 2008 to sell the Participant’s Business Unit’s (as defined on Schedule A) capital stock, LLC membership interests and/or substantially all of its assets, then the Company’s obligations hereunder shall automatically terminate with respect to such Participant(s) at the same time. The provisions of this Plan shall continue in full effect subsequent to December 31, 2008 with respect to all Acquisition Agreements executed prior to December 31, 2008 consummated in accordance with the applicable Acquisition Agreement.
Article 4. Eligibility.
     Participants in the Plan shall include only those employees of the Company designated by the Board as eligible participants who are listed on Schedule A hereto.
Article 5. Transaction Incentive Bonuses.
     (a) Each Business Unit Participant listed on Schedule A hereto shall be entitled to a Transaction Incentive Bonus as described in their Participant Bonus Letter if (i) the Company has announced that it is selling the Participant’s respective Business Unit; (ii) the minimum Business Unit Sales Proceeds for a Participant’s assigned Business Unit described in a Participant’s Bonus Letter is achieved or exceeded; and (iii) if the Participant remains continuously employed by the Company from the date he or she becomes a Participant in the Plan through the payment dates described in Article 5(c)(i) and 5(c)(ii).
     (b) In the event the Participant dies or is permanently disabled prior to the payment dates described in Article 5(c)(ii) or 5(c)(ii), then Participant or, if applicable, his or her estate or heirs shall be entitled to receive any unpaid Transaction Incentive Bonus to be paid to Participant, but for his death or disability, pursuant to such section.
     (c) The Company shall pay the Participant a Transaction Incentive Bonus equal to an amount described in the Participant Bonus Letter as follows:
          (i) fifty (50%) percent of the Transaction Incentive Bonus shall be paid on the thirtieth day following the Closing Date with respect to the Business Unit; and
          (ii) the remaining fifty (50%) percent of a Participant’s Transaction Incentive Bonus shall be paid on the one (1) year anniversary of such Closing Date;

provided, that this amount shall also include the value of any additional amounts that would have been Sale Proceeds, but for the fact that such payments were contingent payments as of the Closing Date and the value of such contingent payments to be included in the Transaction Incentive Bonus shall be calculated by the Company’s financial advisors.
          (iii) provided, however, in no event will the Participant be paid any earned but unpaid Transaction Incentive Bonus if he or she is no longer employed by the Company, respective Business Unit, or if applicable, the successor thereto and such termination of employment was for Cause or resignation was for other than Good Reason.
     (d) Notwithstanding anything to the contrary in Article 5(a) or Article 5(c) above, in the event the Participant is terminated without Cause or resigns for Good Reason (i) prior to the Closing Date for his or her respective Business Unit, (ii) after the Closing Date for his or her respective Business, but prior to payment of the first fifty (50%) percent of the Transaction Incentive Bonus, or (iii) following the payment of the first fifty (50%) percent of the Transaction Incentive Bonus, but prior to payment of the second fifty (50%) percent of the Transaction Incentive Bonus as provided for in Article 5(c)(i)(ii), then with respect to a termination described in clause (i) the Company shall pay the Participant his or her Transaction Incentive Bonus within thirty (30) days of the Closing Date for his respective Business Unit or with respect to a termination described in either clause (ii) and (iii) pay the Participant his or her remaining unpaid Transaction Incentive Bonus within thirty (30) days of the date of Participant’s termination. In no event will a Participant be entitled to a Transaction Incentive Bonus if their employment is terminated by the Company with or without cause or by Participant with or without Good Reason prior to the Company announcing that the Participant’s respective Business Unit is being put up for sale.
Article 6. Administration.
     The Plan will be administered by the Board or Committee. The Board, in its sole discretion, shall have the authority to adopt, amend and repeal rules relating to the Plan and to interpret and correct the provisions of the Plan. The Board shall have authority, subject to the express limitations of the Plan, (i) to prescribe, amend and rescind rules and regulations relating to the Plan, (ii) to make all other determinations in the judgment of the Board necessary or desirable for the administration and interpretation of the Plan, (iii) to determine the fair market value of any property received, (iv) to consolidate any one or more Business Units into a single Business Unit, and (v) to allocate the Sale Proceeds received by shareholders or Company with respect to a Transaction involving the Company or one or more Business Units to each Business Unit in its reasonable discretion. The Board may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it shall deem expedient to carry out the Plan, and it shall be the sole and final judge of such expediency. All decisions by the Board shall be final and binding on all interested persons. Neither the Company nor any member of the Board shall be liable for any action or determination relating to the Plan.

Article 7. Amendment and Termination.
     The Plan shall terminate when the total amount of all Transaction Incentive Bonuses has been paid to the respective Participants, or at such earlier time pursuant to Article 3 of the Plan. The Plan may not be amended in any manner that is adverse to a Participant without the written consent of such Participant, except pursuant to Article 6 and as necessary to comply with or qualify for an exemption from Section 409A of the Code or other applicable law.
Article 8. Miscellaneous.
     8.1. No Transaction Incentive Bonus shall be taken into consideration for the calculation of any pension, severance or other benefit under any employee benefit plan, program or arrangement, except as shall be required by applicable law.
     8.2. The right of a Participant to receive a Transaction Incentive Bonus shall not be deemed a right to continued employment prior to or after the Closing Date and shall not entitle the Participant to additional payments under any other benefit program implemented by the Company.
     8.3. No person shall have the power or right to transfer (other than by will or the laws of descent and distribution), alienate or otherwise encumber such person’s interest under the Plan. The provisions of the Plan shall inure to the benefit of each Participant and the Participant’s beneficiaries, heirs, executors, administrators and successors in interest. In the event of a Participant’s death after the Closing Date, the Company shall pay out the Transaction Incentive Bonus to which the Participant is entitled pursuant to Article 5 of the Plan, if any, to the Participant’s beneficiary, heirs, executor, administrator or successors in interest.
     8.4. The Company may make such provisions and take such action as it may deem necessary or appropriate for the withholding of any taxes that the Company believes to be required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any Transaction Incentive Bonus.
     8.5. The Plan is binding on all persons entitled to benefits hereunder and their respective heirs and legal representatives, on the Company and its successor, whether by way of merger, consolidation, purchase or otherwise.
     8.6. The Plan and all determinations made and actions taken under the Plan shall be governed by the laws of New York (excluding the choice of law provisions thereof).
     8.7. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable, in whole or in part, the unlawfulness, invalidity or unenforceability shall not affect any other parts of the Plan, which parts shall remain in full force and effect.

     8.8. In the event of any dispute or controversy concerning entitlement to benefits hereunder, the Company and Participant agree to submit such dispute to binding arbitration before the American Arbitration Association (“AAA”). Such arbitration shall take place in New York, New York before a single arbitrator in accordance with AAA’s then current National Rules for the Resolution of Employment Disputes. In the event a Participant is required to initiate arbitration proceedings hereunder to resolve a dispute over his entitlement to benefits under the Plan, the Company shall reimburse the Participant for his reasonable attorney’s fees incurred in initiating such arbitration if the Participant prevails in such dispute.
     8.9. All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Company, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons. This Plan shall constitute the entire understanding and agreement between the parties hereto with regard to all matters herein. Subject to the foregoing sentence, this Plan is intended by the parties to supersede in the entirety any and all agreements, whether written or oral, between the parties.
Adopted by Company: October 10, 2007

Schedule A
Participants

Name	Business Unit
Linda Koons	Haights Cross Corporate
Mark Kurtz	Haights Cross Corporate
Melissa Linsky	Haights Cross Corporate
Julie Latzer	Haights Cross Corporate
Nancy McMeekin	Oakstone Publishing
Dean Celia	Oakstone Publishing
Charles Dismuke	Oakstone Publishing
Brian Barze	Oakstone Publishing
David Berset	Recorded Books
Brian Downing	Recorded Books
Neil Tress	Recorded Books
Paul Konowitch	Sundance/Newbridge
Jeffrey Leist	Sundance/Newbridge
Kevin McAliley	Triumph Learning/Buckle Down/Options Publishing
Tom Emrick	Triumph Learning/Buckle Down/Options Publishing
Eric Conlin	Triumph Learning/Buckle Down/Options Publishing
Brian Gurley	Triumph Learning/Buckle Down/Options Publishing